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                               November 17, 2000




TeleTech Holdings, Inc.
1700 Lincoln Street, Suite 1400
Denver, Colorado 80203


     Re: Merger of Wholly-Owned Subsidiary of TeleTech Holdings, Inc. into Newgen Results Corporation


Ladies and Gentlemen:

     We are acting as your counsel in connection with the proposed merger of NG Acquisition Corp., a wholly-owned subsidiary ("Merger Sub") of TeleTech Holdings, Inc. ("TeleTech") with and into Newgen Results Corporation ("Newgen") with the separate corporate existence of Merger Sub ceasing and Newgen continuing as the surviving corporation (the "Merger"). The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of August 21, 2000, among TeleTech, Merger Sub and Newgen (the "Merger Agreement"). For purposes of this opinion, capitalized terms used in this letter and not otherwise defined herein shall have the meaning ascribed thereto in the Proxy Statement/Prospectus (the "Prospectus") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on November 17, 2000 with respect to the transaction (the "Registration Statement"). This opinion is rendered in connection with the discussion included under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Prospectus.

     The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations (including administrative explanations of proposed and final Treasury Regulations), and legislative history as to the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion.

     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including, but not limited to, the following: (i) the Merger Agreement; (ii) the Registration Statement and Prospectus; and (iii) certain tax representation letters dated
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TeleTech Holdings, Inc.
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November 17, 2000


November 17, 2000, delivered to us by TeleTech, Merger Sub and Newgen (the "Tax Representation Letters").

     In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above referenced documents, including the Prospectus and the Merger Agreement. We have consequently relied upon representations and information presented in such documents. Our opinion is also based on a number of assumptions which are set forth in the section of the Prospectus captioned "Material United States Federal Income Tax Consequences of the Merger."

     Based upon, and subject to, the foregoing, we have reviewed the discussion in the Prospectus under the caption "Material United States Federal Income Tax Consequences of the Merger," and such discussion is our opinion.

     Our opinion may change if the applicable law changes, if any of the facts of the Merger transactions as included in the Merger documents are inaccurate, incomplete or change, if any of the representations made to us by TeleTech or Newgen are not true and correct in all material respects, if any of the assumptions referred to above are not true and accurate, or if the conduct of the parties is materially inconsistent with the facts reflected in the Merger documents.

     Our opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above and it has no official legal status of any kind. The Internal Revenue Service may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

     This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Prospectus. In giving such consent, we do not admit that we are in the
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TeleTech Holdings, Inc.
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November 17, 2000


category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                        Very truly yours,

                                        /S/ HOGAN & HARTSON L.L.P.

                                        HOGAN & HARTSON L.L.P.